UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2010
LIBBEY INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12084	34-1559357
(State of incorporation)	(Commission File Number)	(IRS Employer identification No.)

300 Madison Avenue Toledo, Ohio	43604
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 325-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     As previously disclosed, in Spring 2009, Gregory T. Geswein, Vice President, Chief Financial Officer, received Wells Notices from the Staff of the U.S. Securities and Exchange Commission indicating that the Staff intended to recommend to the SEC that the SEC bring a civil enforcement action against Mr. Geswein for violating certain provisions of the federal securities laws related to accounting matters at Diebold, Inc., from which he resigned in August 2005. On June 2, 2010, the Enforcement Division of the SEC filed civil enforcement proceedings against Mr. Geswein. None of the allegations made by the SEC relates to Libbey Inc. or its financial statements. In connection with certain other strategic changes to various management roles announced by Libbey on June 10, 2010, Mr. Geswein has been reassigned to the newly created position of Vice President, Strategic Planning and Business Development. Mr. Geswein’s new responsibilities will not include financial reporting responsibility but will include, among other things, oversight of Libbey’s strategic plan initiatives.
     Concurrently with Mr. Geswein’s reassignment, Richard I. Reynolds has been named Executive Vice President, Chief Financial Officer. Now in his fortieth year with Libbey, Mr. Reynolds, 63, has held various positions at Libbey, including Executive Vice President and Chief Operating Officer from 1995 to present; Vice President and Chief Financial Officer from 1993 to 1995; and Director of Finance and Administration from 1989 to 1993. Mr. Reynolds also has served as a member of Libbey’s Board of Directors since 1993.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly authorized.

LIBBEY INC. Registrant
Date: June 10, 2010	By:	/s/ Susan A. Kovach
Susan A. Kovach
Vice President, General Counsel & Secretary